Exhibit 99.1

 Tabula Rasa HealthCare Announces Fourth Quarter and Full Year 2018 Operating Results

2018 Revenue of $204.3 million, growth of 53%; 4Q 2018 Revenue of $57.3 million, growth of 32%

Provides initial 2019 financial outlook

MOORESTOWN, N.J., February 28, 2019 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ:TRHC), a healthcare technology company advancing the field of medication safety, today announced its financial results for the fourth quarter and full year ended December 31, 2018.

 “I’m pleased to report a solid end to our 2018 fiscal year, marked by a number of operational accomplishments and strong performance across the organization. While we saw continued growth in our PACE segment, the results stemming from our focus on diversification of the business have been incredibly encouraging as non-PACE business becomes a larger contributor to our revenue. As previously announced in November, we signed an agreement to acquire DoseMe, a precision dosing software company, fast-tracking our entrance into the hospital market and further establishing our position as the go-to-provider for medication management, regardless of the market, and we subsequently closed the acquisition in January 2019,” said Calvin H. Knowlton, PhD, TRHC’s Chairman and Chief Executive Officer.

Dr. Knowlton continued, “As an organization, we were founded on the principles of providing solutions to help enable high quality health outcomes, improving patient experience, and reducing the costs associated with care, and in order to continue to deliver on those principles, it is important that we emphasize innovation and work to stay at the forefront of our industry. I am incredibly excited that, as part of our Tabula Rasa 2.0 investments, we have launched our new Scientific Precision Pharmacotherapy Research & Development Institute in Lake Nona, Florida where our team members will help to refine and further develop our medication risk identification and mitigation platform. Furthermore, we have affirmed our commitment to grow our sales organization by appointing Kevin Boesen as our Chief Sales Officer. Kevin is building a team that will support our growth in all of the markets we serve. which will allow us to provide the benefits of our MRM matrix to a greater portion of the population. We believe there is a lot of growth ahead of us in 2019 and I am confident we have the momentum and the vision required to succeed.”

Financial Performance for the Three Months Ended December 31, 2018

All comparisons, unless otherwise noted, are to the three months ended December 31, 2017.

•

Total revenue was $57.3 million, an increase of 32.2%. Total revenue included product revenue of $30.2 million, an increase of 14.9% largely driven by expansion from existing clients and the onboarding of new clients throughout 2018. The revenue growth rate for the three months ended December 31, 2018 was impacted by slightly less favorable timing of new client service start dates during the quarter as compared to the three months ended December 31, 2017. Service revenue was $27.1 million, an increase of 58.8% that was driven by expanded services offered to existing clients as well as a contribution of $6.2 million from recent acquisitions, including the Peak PACE health plan management business which was acquired in May 2018, the Mediture and eClusive businesses which were acquired in September 2018 and the Cognify business which was acquired in October 2018.

•

Gross margin, excluding depreciation and amortization expense, was 32.8% compared to 31.8%. The year-over-year increase was in line with management’s expectations and was due to the fact that services revenue made up 47.4% of total revenue as compared to 39.4%, which was attributable to the newly acquired software businesses which carry a higher gross margin than TRHC’s historical service offerings. TRHC maintains a long-term gross margin target, excluding depreciation and amortization expense, of 35% to 40% over the next three to five years.

•

Non-GAAP Adjusted EBITDA was $8.5 million compared to $6.5 million, an increase of 31.3%. The increase in Non-GAAP Adjusted EBITDA was primarily driven by new and existing client growth in both the PACE market and health plan market.

•

Non-GAAP Adjusted EBITDA margin declined slightly from 14.9% to 14.8%, and was in line with management’s expectations due to the investment in Tabula Rasa 2.0 initiatives and costs incurred as a result of becoming a large accelerated filer for Securities and Exchange Commission reporting purposes.

•

Net loss was $10.6 million compared to net income of $10.9 million. This net loss was significantly impacted by a charge of $9.8 million due to the change in fair value of the acquisition-related contingent consideration for the 2017 acquisition of SinfoníaRx (“SRx”). Under Accounting Standards Codification 805, “Business Combinations,” contingent consideration liabilities are remeasured at the end of each reporting period to their respective fair values until the contingency is resolved with those changes flowing through earnings. The charge recognized in the fourth quarter of 2018 increased the amount of contingent consideration TRHC will pay in connection with the SRx acquisition. The final amount of the acquisition-related contingent consideration liability payable in connection with the SRx acquisition was calculated to be $85.0 million, of which $42.5 million will be paid in cash and the remaining portion will be paid in stock, and is expected to be paid in the first quarter of 2019.

•

Net loss per diluted share was $0.54, compared to net income per diluted share of $0.55. The net income and net loss per share calculations were based on a diluted share count of 19.4 million for the fourth quarter of 2018, compared to 19.9 million shares for the same period in 2017.

•	Non-GAAP Adjusted net income per diluted share was $0.21 compared to Non-GAAP Adjusted net income per diluted share of $0.15.

•

Cash at the end of the fourth quarter was $20.3 million compared to $10.4 million at December 31, 2017. Cash flow from operations contributed to the increase during the twelve-month period. TRHC had $45.0 million outstanding under its line of credit at the end of the fourth quarter.

•

On February 12, 2019, TRHC issued and sold an aggregate principal amount of $325.0 million of convertible senior subordinated notes. TRHC used $35.8 million of the net proceeds from the offering to pay the cost of the convertible note hedge transactions entered into in connection with the offering and repaid amounts outstanding under its line of credit. TRHC intends to use the remaining net proceeds to satisfy contingent consideration payments due in the first quarter of 2019 and for general corporate purposes, which may include potential future acquisitions.

Financial Performance for the Twelve Months Ended December 31, 2018

All comparisons, unless otherwise noted, are to the twelve months ended December 31, 2017.

•	Total revenue was $204.3 million, an increase of 53.0%. Total revenue included product revenue of $112.8 million, an increase of 18.4%, and service revenue of $91.5 million, an increase of 139.3%.
•

Gross margin, excluding depreciation and amortization expense, was 32.6%, an increase compared to 29.8%. The incremental margin was driven by the growth in service revenue. TRHC maintains a long-term gross margin target, excluding depreciation and amortization expense, of 35% to 40% over the next three to five years.

•

Non-GAAP Adjusted EBITDA was $29.3 million compared to $17.2 million, an increase of 70.0%. The increase in Non-GAAP Adjusted EBITDA was primarily driven by new and existing client growth in both the PACE and health plan markets.

•

Adjusted EBITDA margin was 14.4% compared to 12.9%. The growth in Adjusted EBITDA margin was mainly the result of an increase in services becoming a larger portion of the overall business mix. These services generally carry a higher margin than TRHC’s product offerings.

•

Net loss was $47.3 million compared to a net income of $12.8 million. This net loss was significantly impacted by a net charge of $49.8 million due to the change in fair value of the acquisition-related contingent consideration for the SRx and Peak PACE acquisitions. As of December 31, 2018, the contingent consideration liabilities for those acquisitions are fixed. As of December 31, 2018, the Cognify contingent consideration liability was $7.8 million with the potential for up to an additional $6.2 million to be earned if the maximum contingent amount is earned, which would flow through as a charge to GAAP net income or loss. The final amount of the Cognify acquisition-related contingent consideration liability will be fixed as of December 31, 2021.

•

Net loss per diluted share was $2.48 compared to net income per diluted share of $0.68. The net income and net loss per share calculations were based on a diluted share count of 19.1 million for the full year 2018 compared to 18.8 million shares a year ago.

•	Non-GAAP Adjusted net income per diluted share was $0.77 compared to non-GAAP Adjusted net income per diluted share of $0.42.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Financial Outlook

First Quarter 2019 Guidance: Revenue for TRHC’s first quarter in 2019 is expected to be in the range of $55.0 million to $60.0 million. Net loss is expected to be in the range of $6.1 million to $5.3 million. These net loss projections do not include any adjustments to contingent consideration for the Cognify and DoseMe acquisitions. Adjusted EBITDA is expected to be in the range of $4.0 million to $5.0 million. Factors impacting the first quarter Adjusted EBITDA projection include seasonality in the SRx business, which causes the first quarter margins to be materially lower than other quarters, the inclusion of DoseMe operating results, as well as costs related to TRHC’s Scientific Precision Pharmacotherapy Research and Development Institute.

Full Year 2019 Guidance: Revenue for fiscal year 2019 is expected to be in the range of $250 million to $260 million. TRHC expects a net loss in the range of $12.9 million to $9.2 million. These net loss projections do not include any adjustments to contingent consideration liabilities for the Cognify and DoseMe acquisitions and only contemplates cash interest expense associated with the $325.0 million of convertible senior subordinated notes. Adjusted EBITDA is expected to be in the range of $32 million to $37 million after accounting for the continued investment in Tabula Rasa 2.0 initiatives, including the recently announced Scientific Precision Pharmacotherapy Research and Development Institute and losses expected for the DoseMe business, acquired in January 2019.

Quarterly Conference Call

As previously announced, TRHC will hold a conference call with members of executive management to discuss its fourth quarter and full year 2018 performance today, Thursday, February 28, 2019, at 5:00 p.m. ET. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 8390179 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until March 8, 2019 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 8390179.

About Tabula Rasa HealthCare

TRHC (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize patient outcomes, lower healthcare costs, and improve organizational performance. Medication risk management is TRHC’s lead offering, and its cloud-based software applications provide solutions for a range of payers, providers and other healthcare organizations. For more information, visit: www.TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with accounting principles generally accepted in the United States of America (“GAAP”), TRHC is also reporting gross margin excluding depreciation and amortization expense, Adjusted EBITDA and Adjusted Diluted EPS, each of which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income or loss plus certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration expense, acquisition-related expense, severance expense related to the termination of two members of senior management, payroll tax expense related to stock option exercises and stock-based compensation expense. TRHC defines Adjusted Diluted EPS as net income or loss attributable to common stockholders before fair value adjustments for acquisition-related contingent consideration, amortization of acquired intangibles, severance expense related to the termination of two members of senior management, acquisition-related expense, payroll tax expense related to stock option exercises, stock-based compensation expense, and the tax impact of those items as well as adjustments for tax benefits related to the recognition of tax windfall benefits expressed on a per share basis using weighted average diluted shares outstanding. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies might define their non-GAAP financial measures differently than TRHC does.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of the non-GAAP measures to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Forward-looking statements give current expectation or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC, integration of acquisitions and achieving synergies with respect thereto, and the financial and operating performance of TRHC, including with respect to international expansion and the success of Tabula Rasa 2.0. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 14, 2018, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2018	2017
Assets		(as adjusted)
Current assets:
Cash	$20,278	$10,430
Restricted cash	4,751	—
Accounts receivable, net	27,950	17,087
Inventories	3,594	2,795
Prepaid expenses	2,573	2,253
Other current assets	4,165	2,886
Total current assets	63,311	35,451
Property and equipment, net	11,865	9,243
Software development costs, net	8,248	5,001
Goodwill	108,213	74,613
Intangible assets, net	77,206	62,736
Deferred income tax assets	75	—
Note receivable	1,000	—
Other assets	1,039	788
Total assets	$270,957	$187,832
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$945	$921
Acquisition-related contingent consideration	43,397	1,640
Accounts payable	14,830	16,218
Accrued expenses and other liabilities	16,556	8,988
Total current liabilities	75,728	27,767
Line of credit	45,000	—
Long-term debt	152	784
Long-term acquisition-related contingent consideration	7,800	31,789
Deferred income tax liability	—	989
Other long-term liabilities	3,268	2,615
Total liabilities	131,948	63,944

Stockholders' equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	209,330	144,074
Treasury stock	(3,825)	(959)
Accumulated deficit	(66,498)	(19,229)
Total stockholders’ equity	139,009	123,888
Total liabilities and stockholders’ equity	$270,957	$187,832

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue:		(as adjusted)		(as adjusted)
Product revenue	$30,157	$26,243	$112,760	$95,238
Service revenue	27,153	17,097	91,510	38,247
Total revenue	57,310	43,340	204,270	133,485
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	22,928	19,627	84,935	72,778
Service cost	15,609	9,940	52,734	20,877
Total cost of revenue, exclusive of depreciation and amortization	38,537	29,567	137,669	93,655
Operating expenses:
Research and development	3,707	1,591	12,222	5,628
Sales and marketing	2,682	1,673	9,667	5,542
General and administrative	7,952	5,084	28,181	21,181
Change in fair value of acquisition-related contingent consideration expense (income)	9,083	(7,133)	49,468	(6,173)
Depreciation and amortization	4,692	3,782	16,802	9,512
Total operating expenses	28,116	4,997	116,340	35,690
(Loss) income from operations	(9,343)	8,776	(49,739)	4,140
Other expense:
Interest expense, net	491	361	906	688
Total other expense	491	361	906	688
(Loss) income before income taxes	(9,834)	8,415	(50,645)	3,452
Income tax (benefit) expense	731	(2,487)	(3,376)	(9,339)
Net (loss) income	$(10,565)	$10,902	$(47,269)	$12,791
Net (loss) income attributable to common stockholders:
Basic	$(10,565)	$10,902	$(47,269)	$12,791
Diluted	$(10,565)	$10,902	$(47,269)	$12,791
Net (loss) income per share attributable to common stockholders:
Basic	$(0.54)	$0.62	$(2.48)	$0.76
Diluted	$(0.54)	$0.55	$(2.48)	$0.68
Weighted average common shares outstanding:
Basic	19,421,622	17,464,103	19,098,294	16,730,418
Diluted	19,421,622	19,850,332	19,098,294	18,774,374

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	December 31,
	2018	2017
Cash flows from operating activities:
Net (loss) income	$(47,269)	$12,791
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	16,802	9,512
Amortization of deferred financing costs and debt discount	103	92
Deferred taxes	(3,648)	(9,467)
Stock-based compensation	10,361	8,752
Change in fair value of acquisition-related contingent consideration	49,468	(6,173)
Other noncash items	51	18
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable, net	(9,456)	(1,765)
Inventories	(799)	116
Prepaid expenses and other current assets	(1,651)	295
Other assets	(460)	(187)
Accounts payable	(778)	1,288
Accrued expenses and other liabilities	2,599	2,626
Other long-term liabilities	507	410
Net cash provided by operating activities	15,830	18,308

Cash flows from investing activities:
Purchases of property and equipment	(4,988)	(3,303)
Software development costs	(5,558)	(3,314)
Purchases of intangible assets	(30)	—
Issuance of note receivable	(1,000)	—
Acquisition of business, net of cash acquired	(32,232)	(34,451)
Net cash used in investing activities	(43,808)	(41,068)

Cash flows from financing activities:
Payments for repurchase of common stock	(2,866)	(959)
Proceeds from exercise of stock options	3,523	480
Proceeds from disgorgement of short swing profits	156	—
Payments for employee taxes for shares withheld	—	(2,123)
Payments for debt financing costs	(175)	(221)
Borrowings on line of credit	45,000	35,342
Repayments of line of credit	—	(35,342)
Payments of acquisition-related consideration	—	(600)
Payments of equity offering costs	(364)	(365)
Payments of contingent consideration	(1,646)	(1,498)
Repayments of long-term debt	(1,051)	(766)
Proceeds from issuance of common stock, net of underwriting costs	—	34,897
Net cash provided by financing activities	42,577	28,845
Net increase in cash and restricted cash	14,599	6,085
Cash and restricted cash, beginning of year	10,430	4,345
Cash and restricted cash, end of year	$25,029	$10,430

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Reconciliation of net (loss) income to Adjusted EBITDA
Net (loss) income	$(10,565)	$10,902	$(47,269)	$12,791
Add:
Interest expense, net	491	361	906	688
Income tax expense (benefit)	731	(2,487)	(3,376)	(9,339)
Depreciation and amortization	4,692	3,782	16,802	9,512
Change in fair value of acquisition-related contingent consideration expense (income)	9,083	(7,133)	49,468	(6,173)
Severance expense	—	—	390	—
Acquisition-related expense	778	66	1,901	921
Payroll tax expense related to stock option exercises	39	—	138	95
Stock-based compensation expense	3,240	976	10,361	8,752
Adjusted EBITDA	$8,489	$6,467	$29,321	$17,247

	Three Months Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	(In thousands except per share amounts)
Reconciliation of diluted net income (loss) per share attributable to common shareholders to Adjusted Diluted EPS
GAAP net (loss) income attributable to common stockholders, basic, and net (loss) income per share attributable to common stockholders, basic	$(10,565)	$(0.54)	$10,902	$0.62	$(47,269)	$(2.48)	$12,791	$0.76
GAAP net (loss) income attributable to common stockholders, diluted, and net (loss) income per share attributable to common stockholders, diluted	$(10,565)	$(0.54)	$10,902	$0.55	$(47,269)	$(2.48)	$12,791	$0.68
Adjustments:
Change in fair value of acquisition-related contingent consideration expense (income)	9,083		(7,133)		49,468		(6,173)
Amortization of acquired intangibles	3,202		2,550		11,151		5,645
Acquisition-related expense	778		66		1,901		921
Payroll tax expense on stock option exercises	39		—		138		95
Stock-based compensation expense	3,240		976		10,361		8,752
Severance expense	—		—		390		—
Impact to income taxes (1)	(1,097)		(4,312)		(9,220)		(14,091)
Adjusted net income attributable to common stockholders and Adjusted Diluted EPS	$4,680	$0.21	$3,049	$0.15	$16,920	$0.77	$7,940	$0.42

(1)

The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income (loss) adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic for GAAP	19,421,622	17,464,103	19,098,294	16,730,418
Effect of potential dilutive securities:
Weighted average dilutive effect of stock options	—	1,658,142	—	1,395,687
Weighted average dilutive effect of restricted shares	—	728,087	—	638,938
Weighted average dilutive effect of contingent shares	—	—	—	9,331
Weighted average shares of common stock outstanding, diluted for GAAP	19,421,622	19,850,332	19,098,294	18,774,374
Adjustments:	—	—
Weighted average dilutive effect of stock options	1,861,001	—	1,747,882	—
Weighted average dilutive effect of restricted stock	911,865	—	863,067	—
Weighted average dilutive effect of contingent shares	617,026	—	261,266	—
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS	22,811,514	19,850,332	21,970,509	18,774,374

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	LOW	HIGH	LOW	HIGH
	Three Months Ended March 31, 2019		Year Ended December 31, 2019
Reconciliation from Net (Loss) Income Guidance to Adjusted EBITDA Guidance
Net (loss) income:	$(6.1)	$(5.3)	$(12.9)	$(9.2)
Add:
Interest expense	1.0	1.0	5.4	5.4
Income tax (benefit) expense	(2.1)	(1.9)	(4.5)	(3.2)
Depreciation and amortization	5.1	5.1	21.8	21.8
Stock-based compensation expense	6.1	6.1	22.2	22.2
Adjusted EBITDA	$4.0	$5.0	$32.0	$37.0

Contact:

Investors

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829